Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 7, 2023 in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-274758) and related Prospectus of Zevra Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Orlando, Florida

October 6, 2023